EXHIBIT 10.17

COMPENSATION AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

The following are the annual salaries of our named executive officers as amended by the Compensation Committee (the Committee) of the Board of Directors effective September 16, 2007.

Name	Position	Salary
Kenneth G. Chahine, J.D., Ph.D.	President, Chief Executive	$426,613
	Officer and Director
Michael Coffee	Chief Business Officer	$302,120
M. Christina Thomson, J.D.	Vice President, Corporate	$213,210
	Counsel and Secretary
Kirk Johnson, Ph.D.	Vice President, Research and	$248,824
	Development
Andrew A. Sauter	Vice President, Finance	$238,625

The Committee, pursuant to authority granted by the Board of Directors, approves adjustments to the compensation packages for Avigen’s executive officers based upon assessments of both corporate and individual performance objectives and the discretion of the Committee.

Bonus payments are determined for each individual executive officer based on target bonus payments that represent a percent of base salary between 30% and 45%. Target bonus payments are subsequently weighted so that the bonus payments received are based on the assessments of the achievement of corporate performance objectives as well as the achievement of individual performance objectives. This determination is not based on a formula, but rather the discretionary determination by the Committee.

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